Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2015 RESULTS

Growth in Loans, Core Deposits and Record Core Net Income

(Bridgehampton, NY – January 29, 2016) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced fourth quarter and year end results for 2015. Highlights of the Company's financial results for the quarter and year include:

•	Record core net income of $8.5 million, a 75% increase over 2014, and $.49 per share for the quarter.

•	Record core net income of $27.3 million, 49% higher than 2014 and $1.85 per share for the year 2015.

•	Returns on average assets and equity utilizing core net income for 2015 were .92% and 10.23%, respectively.

•	Net interest income for the year increased $28.7 million to $96.1 million, with a net interest margin of 3.57%.

•	Total assets of $3.8 billion at year end, 65% higher than 2014.

•	Loans exceeded $2.4 billion at year end.

•	Deposits of $2.84 billion at year end, a 55% increase compared to 2014.

•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III.

•	Declared a dividend of $.23 during the quarter.

“This was a successful and transformative year for BNB. We delivered sizable increases in net income, earnings per share, and many other financial results. Our scale and reach grew organically and through the acquisition of Community National Bank (“CNB”) as we added new customers and expanded relationships, increasing loans and deposits and creating a branch network stretching from Montauk to Manhattan. These milestones were the result of our BNB team delivering on our board’s vision, coupled with a resilient economy and customers and business partners who have a shared vision for success. We are proud of the 2015 achievements and poised to deliver on the challenges of 2016 and beyond,” commented Kevin M. O'Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter was $8.0 million or $.46 per share, compared to $4.2 million or $.36 per share for the fourth quarter of 2014. Net income for 2015 was $21.1 million or $1.43 per share, compared to $13.8 million or $1.18 per share for 2014. Core net income for the fourth quarter was $8.5 million or $.49 per share, compared to $4.9 million or $.42 per share, for the same period in 2014. For 2015, core net income was $27.3 million or $1.85 per share, compared to $18.3 million or $1.57 per share in 2014. Core net income reflects the quarterly and annual results adjusted for certain costs, net of tax, related to the completed CNB acquisition, as well as net securities gains and losses, gains on the sale of loans, and a reduction in income tax expense associated with changes in New York City tax law enacted in the second quarter of 2015. In addition, 2015 earnings per share reflect the impact of the 5.6 million shares issued on June 19, 2015 in connection with the CNB acquisition. Rising net income reflects the growth in earning assets generating higher levels of net interest income and offsetting increases in operating expenses. Returns on average assets and equity for 2015 were .71% and 7.91% compared to .64% and 7.76% in 2014, respectively, while core returns on average assets and equity for 2015 were .92% and 10.23%, compared to .85% and 10.31% in 2014, respectively.

Interest income grew in 2015 as average earning assets increased by 36% or $718.4 million, and the net interest margin increased to 3.57% from 3.41%. The increase in the net interest margin reflects a shift in asset mix from lower yielding securities to higher yielding loans associated with greater loan demand and the acquired earning assets. Net interest margin increased in the fourth quarter of 2015 to 3.39% from 3.36% in the fourth quarter of 2014. This improvement was primarily attributable to the positive impact of increased loan demand, higher deposit balances, and higher yields on securities, partially offset by higher cost of borrowings related to the subordinated debentures.

The provision for loan losses was $1.0 million for the quarter, $.5 million higher than the 2014 fourth quarter. For 2015, the provision was $4.0 million, an increase of $1.8 million from 2014. The higher provision in the fourth quarter and for the year 2015 is principally due to growth in the loan portfolio. The Company realized net charge-offs of $.4 million in the fourth quarter of 2015 compared to net recoveries of $.1 million for the 2014 fourth quarter and $.9 million of net charge-offs for 2015, compared to $.6 million in 2014.

Total non-interest income was $3.4 million for the quarter, $.9 million higher than the fourth quarter of 2014, driven by an increase in other non-interest income, principally customer fee income, bank-owned life insurance (“BOLI”) and a gain on sale of the guaranteed portion of Small Business Administration (“SBA”) loans. During 2015, total non-interest income increased $4.5 million over 2014 due to a decrease in net securities losses and higher other income, principally BOLI, customer fee income, gains on the sales of SBA loans, commercial real estate loans, and multi-family loans.

Non-interest expense for 2015 increased in both the quarter and year due to higher operating costs associated with the acquired CNB operations and facilities, investments in technology, additional marketing costs, and CNB related acquisition costs. Although non-interest expense increased in 2015, the Company’s ratio of core operating expenses to average assets decreased to 2.08% from 2.17% in 2014.

Balance Sheet and Asset Quality

Total assets were $3.78 billion at December 31, 2015, $1.5 billion higher than 2014 and average assets for 2015 increased $819 million or 38%. This growth includes the assets from the CNB acquisition.  Total asset growth, excluding the impact of the CNB transaction, was $500 million or 21% over December 2014, including organic growth of $440 million or 41% in loans. Earning asset growth continues to be funded principally by deposits, which increased $1.0 billion or 55% to $2.84 billion. The increase in deposits at year end, exclusive of CNB deposits, reflects organic growth of $310 million, or 17% compared to December 2014. Demand deposits totaled $1.16 billion at December 2015, representing 41% of total deposits and an increase of $454 million or 65% higher than December 2014. The increase in demand deposits, excluding the acquired CNB demand deposits, reflects organic growth of $231 million or 33%.

Asset quality measures remained strong as non-performing assets were $1.6 million or .04% of total assets at December 2015 compared to $1.2 million or .05% at December 2014. Non-performing loans of $1.4 million represent .06% of total loans at December 2015, compared to $1.2 million or .09% at December 2014. Loans 30 to 89 days past due increased $.2 million to $1.5 million at December 2015, due to the addition of CNB acquired loans. Loans past due 90 days and still accruing at December 2015 was comprised of acquired loans of $1.0 million, an increase of $.8 million, compared to December 2014. Additionally, the Company held $.3 million of OREO at December 2015 compared to none at December 2014.

The $700 million of acquired CNB loans were recorded at their fair value at acquisition, as required, effectively netting estimated future losses against the loan balances. Accordingly, the allowance for loan losses to total loans ratio is calculated based on BNB originated loans and excludes acquired loans. The allowance for loan losses increased $3.1 million to $20.7 million at December 2015 from $17.6 million as of December 2014. The allowance as a percentage of BNB originated loans was 1.21% at December 2015 compared to 1.39% at December 2014. This decline reflects an improving economy, increasing collateral values, and improving asset quality trends.

Stockholders’ equity grew $166.0 million to $341.1 million at December 2015, compared to $175.1 million at December 2014. The growth reflects earnings, as well as $157.5 million of common shares issued in connection with the CNB acquisition, and capital raised in connection with the Dividend Reinvestment Plan, partially offset by a decrease in the fair value of available for sale investment securities and shareholders' dividends. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized. Additionally, in connection with its prudent capital management planning, the Company intends on filing a new shelf registration statement in March 2016 to replenish issuable securities.

“After seven years without raising rates, the Federal Reserve in December 2015 raised short term interest rates 25 basis points and signaled possible future increases in rates in 2016. To date, this initial rate change has not resulted in significant movement in deposit and loan rates. Future Fed rate increases will likely be influenced by various economic factors. Also, given the recent sell off in the stock markets, the Fed will consider whether these indicators portend a future recession. The Company continues to actively manage its balance sheet and related interest rate and credit risk considering these current economic conditions,” commented Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank ("BNB"). Established in 1910, BNB, with assets of approximately $3.8 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; difficulties related to the integration of the businesses following the CNB merger, which could adversely affect operating results; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and Due from Banks	$79,750	$45,109
Interest Earning Deposits with Banks	24,808	6,621
Total Cash and Cash Equivalents	104,558	51,730
Securities Available for Sale, at Fair Value	800,203	587,184
Securities Held to Maturity	208,351	214,927
Total Securities	1,008,554	802,111
Securities, Restricted	24,788	10,037
Loans Held for Investment	2,410,774	1,338,327
Less: Allowance for Loan Losses	(20,744)	(17,637)
Loans, net	2,390,030	1,320,690
Premises and Equipment, net	39,595	32,424
Goodwill and Other Intangible Assets	106,821	10,292
Other Real Estate Owned	250	-
Accrued Interest Receivable and Other Assets	107,363	61,240
Total Assets	$3,781,959	$2,288,524

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$1,156,882	$703,130
Savings, NOW and Money Market Deposits	1,393,888	989,287
Certificates of Deposit of $100,000 or more	167,750	83,071
Other Time Deposits	125,105	58,291
Total Deposits	2,843,625	1,833,779
Federal Funds Purchased and Repurchase Agreements	170,891	111,263
Federal Home Loan Bank Advances	297,507	138,327
Subordinated Debentures	78,363	-
Junior Subordinated Debentures	15,878	15,873
Other Liabilities and Accrued Expenses	34,567	14,164
Total Liabilities	3,440,831	2,113,406
Total Stockholders' Equity	341,128	175,118
Total Liabilities and Stockholders' Equity	$3,781,959	$2,288,524

Selected Financial Data:
Tangible Book Value Per Share	$13.47	$14.15
Common Shares Outstanding	17,389	11,650

Capital Ratios (1):
Total capital (to risk weighted assets)	13.6%	13.0%
Tier 1 capital (to risk weighted assets)	9.9%	11.9%
Common equity tier 1 capital (to risk weighted assets)	9.3%	N/A
Tier 1 capital (to average assets)	7.6%	8.4%
Tangible common equity (to tangible assets) (2)	6.4%	7.2%

Asset Quality:
Loans 30-89 days past due	$1,505	$1,310
Loans 90 days past due and accruing (3)	$964	$144

Non-performing loans	$1,350	$1,203
Real estate owned	250	-
Non-performing assets	$1,600	$1,203

Non-performing loans/Total loans	0.06%	0.09%
Non-performing assets/Total assets	0.04%	0.05%
Allowance/Non-performing loans	1536.59%	1466.08%
Allowance/Total loans	0.86%	1.32%
Allowance/Originated loans	1.21%	1.39%

(1) Q4 2015 Capital ratios have been calculated under the new Basel III requirements.

(2) Excludes goodwill and other intangible assets.

(3) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Interest Income	$31,609	$19,603	$106,240	$74,910
Interest Expense	3,705	1,866	10,129	7,460
Net Interest Income	27,904	17,737	96,111	67,450
Provision for Loan Losses	1,000	500	4,000	2,200
Net Interest Income after Provision for Loan Losses	26,904	17,237	92,111	65,250
Other Non Interest Income	2,923	2,002	10,810	7,594
Title Fee Income	486	479	1,866	1,662
Net Securities Gains (Losses)	2	29	(8)	(1,090)
Total Non Interest Income	3,411	2,510	12,668	8,166
Salaries and Benefits	8,815	6,737	33,871	26,011
Acquisition Costs and Branch Restructuring	483	770	9,766	5,504
Amortization of other Intangible Assets	677	50	1,447	300
Other Non Interest Expense	8,198	5,626	27,806	20,599
Total Non Interest Expense	18,173	13,183	72,890	52,414
Income Before Income Taxes	12,142	6,564	31,889	21,002
Provision for Income Taxes	4,147	2,396	10,778	7,239
Net Income	$7,995	$4,168	$21,111	$13,763
Basic and Diluted Earnings Per Share	$0.46	$0.36	$1.43	$1.18
Weighted Average Common Shares	17,384	11,649	14,748	11,600

Selected Financial Data:
Return on Average Total Assets	0.88%	0.73%	0.71%	0.64%
Core Return on Average Total Assets (1)	0.94%	0.85%	0.92%	0.85%
Return on Average Stockholders' Equity	9.27%	9.16%	7.91%	7.76%
Core Return on Average Stockholders' Equity (1)	9.89%	10.72%	10.23%	10.31%
Return on Average Tangible Stockholders' Equity (2)	13.33%	9.78%	10.23%	8.25%
Core Return on Average Tangible Stockholders' Equity (1)	14.56%	11.53%	13.47%	11.08%
Net Interest Margin	3.39%	3.36%	3.57%	3.41%
Core Efficiency (1)	53.79%	60.45%	56.14%	59.96%
Core Operating Expense as a % of Average Assets (1)	1.87%	2.16%	2.08%	2.17%

(1) See reconciliations of GAAP to Core (Non-GAAP) disclosure provided elsewhere herein.

(2) Tangible Stockholders' Equity excludes goodwill and other intangible assets.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Disclosure (unaudited)

(In thousands, except per share amounts and financial ratios)

Reconciliation of GAAP and core financial measures for the three and twelve months ended December 31, 2015 and 2014:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014

Return on Average Total Assets - As Reported	0.88%	0.73%	0.71%	0.64%
Acquisition Costs and Branch Restructuring, Net of Income Taxes	0.03%	0.13%	0.21%	0.18%
Non Compete Agreement, Net of Income Taxes	0.03%	0.00%	0.02%	0.00%
Net Securities Losses, Net of Income Taxes	0.00%	(0.01%)	0.00%	0.03%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	(0.01%)	0.00%
Net Gain on Sale of Loans, Net of Income Taxes	0.00%	0.00%	(0.01%)	0.00%
Core Return on Average Total Assets	0.94%	0.85%	0.92%	0.85%

Return on Average Stockholders' Equity - As Reported	9.27%	9.16%	7.91%	7.76%
Acquisition Costs and Branch Restructuring, Net of Income Taxes	0.35%	1.60%	2.35%	2.15%
Non Compete Agreement, Net of Income Taxes	0.27%	0.00%	0.17%	0.00%
Net Securities (Gains) Losses, Net of Income Taxes	0.00%	(0.04%)	0.00%	0.40%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	(0.13%)	0.00%
Net Gain on Sale of Loans, Net of Income Taxes	0.00%	0.00%	(0.07%)	0.00%
Core Return on Average Stockholders' Equity	9.89%	10.72%	10.23%	10.31%

Return on Average Tangible Common Equity - As Reported	13.33%	9.78%	10.23%	8.25%
Acquisition Costs and Branch Restructuring, Net of Income Taxes	0.51%	1.72%	3.04%	2.29%
Amortization of Other Intangible Assets, Net of Income Taxes	0.72%	0.07%	0.45%	0.12%
Net Securities (Gains) Losses, Net of Income Taxes	0.00%	(0.04%)	0.01%	0.42%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	(0.17%)	0.00%
Net Gain on Sale of Loans, Net of Income Taxes	0.00%	0.00%	(0.09%)	0.00%
Core Return on Average Tangible Common Equity	14.56%	11.53%	13.47%	11.08%

Efficiency Ratio - As Reported	57.45%	64.37%	66.19%	68.38%
Non Interest Expense	$18,173	$13,183	$72,890	$52,414
Less: Acquisition Costs and Branch Restructuring	483	770	9,766	5,504
Less: Amortization of Other Intangible Assets	677	50	1,447	300
Non Interest Expense excl. Adjustments	$17,013	$12,363	$61,677	$46,610
Net Interest Income (fully taxable equivalent)	28,222	17,969	97,459	68,480
Non Interest Income	3,411	2,510	12,668	8,166
Less: Net Securities Gains (Losses) and Net Gain on Sale of Loans	2	29	271	(1,090)
Total Revenues excl. Adjustments	$31,631	$20,450	$109,856	$77,736
Core Efficiency Ratio	53.79%	60.45%	56.14%	59.96%

Operating Expense as a % of Average Assets - As Reported	2.00%	2.30%	2.46%	2.44%
Acquisition Costs and Branch Restructuring	(0.05%)	(0.13%)	(0.33%)	(0.26%)
Amortization of Other Intangible Assets	(0.08%)	(0.01%)	(0.05%)	(0.01%)
Core Operating Expense as a % of Average Assets	1.87%	2.16%	2.08%	2.17%

	Three months ended				Twelve months ended
	December 31,				December 31,
	2015		2014		2015		2014

Net Income/Diluted Earnings Per Share - As Reported	$7,995	$0.46	$4,168	$0.36	$21,111	$1.43	$13,763	$1.18
Adjustments:
Acquisition Costs and Branch Restructuring, Net of Income Taxes	309	0.02	730	0.06	6,272	0.42	3,812	0.33
Non Compete Agreement, Net of Income Taxes	234	0.01	-	-	467	0.03	-	-
Net Securities (Gains) Losses, Net of Income Taxes	(1)	-	(18)	-	5	-	709	0.06
Tax Benefit Related to NYC Tax Law Change	-	-	-	-	(351)	(0.02)	-	-
(Gain)/loss on sale of loans	-	-	-	-	(179)	(0.01)	-	-
Core Net Income/Diluted Earnings Per Share	$8,537	$0.49	$4,880	$0.42	$27,325	$1.85	$18,284	$1.57

The tables above provide a reconciliation of GAAP (As Reported) and non-GAAP (Core) financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended December 31,
	2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$2,331,138	$26,473	4.51%	$1,276,705	$15,254	4.74%
Securities	945,660	5,434	2.28	831,860	4,572	2.18
Federal funds sold	-	-	-	-	-	-
Deposits with banks	27,248	20	0.29	14,259	9	0.25
Total interest earning assets	3,304,046	31,927	3.83	2,122,824	19,835	3.71
Non interest earning assets:
Other Assets	305,407			152,312
Total assets	$3,609,453			$2,275,136

Interest bearing liabilities:
Deposits	$1,757,201	$1,613	0.36%	$1,155,844	$1,056	0.36%
Federal funds purchased and repurchase agreements	138,519	154	0.44	106,422	170	0.63
Federal Home Loan Bank advances	165,677	462	1.11	163,339	299	0.73
Subordinated Debentures	78,378	1,135	5.75	-	-	-
Junior Subordinated Debentures	15,877	341	8.52	15,872	341	8.52
Total interest bearing liabilities	2,155,652	3,705	0.68	1,441,477	1,866	0.51
Non interest bearing liabilities:
Demand deposits	1,079,762			636,969
Other liabilities	31,742			16,159
Total liabilities	3,267,156			2,094,605
Stockholders' equity	342,297			180,531
Total liabilities and stockholders' equity	$3,609,453			$2,275,136

Net interest income/interest rate spread		28,222	3.15%		17,969	3.20%

Net interest earning assets/net interest margin	$1,148,394		3.39%	$681,347		3.36%

Less: Tax equivalent adjustment		(318)			(232)

Net interest income		$27,904			$17,737

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Twelve months ended December 31,
	2015			2014
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,876,934	$89,204	4.75%	$1,176,715	$57,637	4.90%
Securities	833,712	18,337	2.20	821,742	18,271	2.22
Federal funds sold	8	-	-	-	-	-
Deposits with banks	18,614	47	0.25	12,423	32	0.26
Total interest earning assets	2,729,268	107,588	3.94	2,010,880	75,940	3.78
Non interest earning assets:
Other Assets	234,775			134,001
Total assets	$2,964,043			$2,144,881

Interest bearing liabilities:
Deposits	$1,520,506	$5,604	0.37%	$1,150,235	$4,416	0.38%
Federal funds purchased and repurchase agreements	115,648	474	0.41	81,768	588	0.72
Federal Home Loan Bank advances	127,358	1,425	1.12	125,949	1,091	0.87
Subordinated Debentures	21,911	1,261	5.76	-	-	-
Junior Subordinated Debentures	15,875	1,365	8.60	15,870	1,365	8.60
Total interest bearing liabilities	1,801,298	10,129	0.56	1,373,822	7,460	0.54
Non interest bearing liabilities:
Demand deposits	873,794			578,936
Other liabilities	21,936			14,714
Total liabilities	2,697,028			1,967,472
Stockholders' equity	267,015			177,409
Total liabilities and stockholders' equity	$2,964,043			$2,144,881

Net interest income/interest rate spread		97,459	3.38%		68,480	3.24%

Net interest earning assets/net interest margin	$927,970		3.57%	$637,058		3.41%

Less: Tax equivalent adjustment		(1,348)			(1,030)

Net interest income		$96,111			$67,450